

Heather McDougall

1st

Social Entrepreneur in Detroit and Abu Dhabi

United Arab Emirates | Think Tanks

Current	Bogobrush, ShareProject, LLC
Previous	Lommen Abdo, P.A., Henson & Efron, P.A., Project Pathfinder, Inc.
Education	Mitchell Hamline School of Law

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453 connections

https://ae.linkedin.com/in/heathermcdougall

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Relationship

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Connected 5 days ago

5/5/2016

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Background

Experience

Co-founder and Chief Executive Officer

Bogobrush

bogobrush

August 2011 – Present (4 years 10 months)

Bogobrush, the first project to come through ShareProject, is the first toothbrush you'll actually care about. It's brilliantly designed, ecologically sound, and socially minded; when you buy one, we give one!

As CEO, I work in partnership with my brother, John McDougall, the Chief Creative Officer for Bogobrush, to direct the development of Bogobrush through vision and strategy leadership.



John McDougall

2nd

Chief Creative Officer at Bogobrush; Designer at General Motors

Detroit, Michigan | Design

Current	BogoBrush, General Motors
Previous	DEKA Research & Development, Fisker Automotive & Technology Group, LLC, Peugeot
Education	College for Creative Studies

165 connections

Connect | Send John InMail

https://www.linkedin.com/in/john-mcdougall-67077826

Contact Info

Background

Experience

Chief Creative Officer
BogoBrush
November 2011 – Present (4 years 7 months) | detroit

We are creating the first toothbrush you'll actually care about. Bogobrush toothbrushes are beautifully modern, Sustainably designed with recyclable or compostable materials, and made in the USA. With each toothbrush sold, one is donated to a person in need.


bogobrush

Video: Meet Bogobrush



Bogobrush Collection



Bogobrush



Bogobrush Stand



our team